Exhibit 99.2

Media Contact:	Investor Contact:
Jennifer Massaro	Scott Wilson
SupportSoft	SupportSoft
+1 (650) 556-8596	+1 (650) 556-8515
pr@supportsoft.com	ir@supportsoft.com

SupportSoft Announces Share Repurchase Program

Redwood City, Calif., April 27, 2005 – SupportSoft (Nasdaq: SPRT), a leading provider of Real-Time Service Management (RTSM™) software, today announced that its Board of Directors has approved a share repurchase program in which the Company is authorized to repurchase up to 2,000,000 shares of its outstanding shares of common stock. Shares may be purchased in the open market or in block trades from time to time at the discretion of the Company’s management. The number of shares to be purchased and the timing of the purchases will be based on the level of cash balances, general business conditions and other factors, including alternative investment opportunities. The Company may discontinue or suspend the program at any time.

About SupportSoft

SupportSoft is a leading provider of Real-Time Service Management (RTSM™) software designed to improve endpoint automation and technical support and enable triple play service automation for VoIP, video or broadband delivery by service providers to their customers. Digital service providers benefiting from SupportSoft solutions include Belgacom, BellSouth, Charter Communications, Comcast Communications, Cox Communications, Time Warner, TeliaSonera and UPC. Enterprises that have licensed SupportSoft software for IT requirements include ADP, Bank of America, BT, IBM, Procter & Gamble, Siebel Systems, Sony, Symantec and Thomson Financial. Managed service providers that utilize the Company’s solutions to provide outsourced services to their enterprise customers include ACS, CGI, CompuCom, CSC and EDS. For more information, visit www.supportsoft.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These are statements that relate to future events and include, but are not limited to, SupportSoft’s repurchase of its shares in the open market. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in these forward-looking statements. These risks and uncertainties include, but are not limited to: SupportSoft’s ability to achieve broad adoption and acceptance of its Real-Time Service Management products and services, management’s discretion relating to the implementation of any repurchase plan and the use of cash reserves, the potential for a decrease in revenue caused by a reliance on a few large transactions in any period, its ability to expand its international operations, its ability to manage growth effectively, the ability of its software to operate with hardware and software platforms that are used by its customers now or in the future, its ability to compete successfully in the real-time service management market, long sales cycles, diversion of management attention to litigation matters, the potential for accounting regulations and related interpretations and policies to require a change in our business practices, accounting policies and financial reporting, the uncertain economic conditions in the United States and in international markets as well as other risks detailed from time to time in its SEC filings, including those described in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Other Factors Affecting our Business and Operating Results” in its Annual Report on Form 10-K. Statements included in this release are based upon information known to SupportSoft as of the date of this release, and SupportSoft assumes no obligation to update information contained in this press release.